Exhibit 99.1

          Thomas & Betts Corporation Announces Share Repurchase Program

     Board of Directors Authorize Repurchase of Up to Three Million Shares

     MEMPHIS, Tenn.--(BUSINESS WIRE)--March 13, 2007--Thomas & Betts Corporation (NYSE:TNB) today announced that the company's board of directors has approved a share repurchase plan that allows the company to buy an additional three million shares of its common stock. The authorization expires in March 2009. The timing of any purchases will depend upon a variety of factors, including market conditions and other corporate initiatives. Shares will be purchased from available cash resources.

     The company also has 500,000 shares remaining under a three-million share repurchase program approved in July 2006.

     "We are pleased that our continued strong earnings performance and balance sheet allows us the ability to increase shareholder value through selected share repurchases while maintaining the flexibility to invest in strategic growth initiatives," said Dominic J. Pileggi, chairman and chief executive officer.

     Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, TN., the company has manufacturing, distribution and office facilities worldwide. In 2006, the company reported revenues of $1.9 billion.

     CAUTIONARY STATEMENT

     This press release includes forward-looking statements that are identified by terms such as "expected," "includes," "will," and "could." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2006, for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.


     CONTACT: Thomas & Betts Corporation, Memphis
              Tricia Bergeron, 901-252-8266
              tricia.bergeron@tnb.com